EXHIBIT 3.7

                            CERTIFICATE OF FORMATION

                                       OF

                   ANAGRAM EDEN PRAIRIE PROPERTY HOLDINGS LLC



               (UNDER THE DELAWARE LIMITED LIABILITY COMPANY ACT)


                  This Certificate of Formation of Anagram Eden Prairie Property Holdings LLC (the "Company"), dated as of September 9, 1998, is being duly executed and filed by the undersigned as an authorized person and the sole initial member, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del.C. [Section] 18-101, et seq.) (the "Act").

                  FIRST: The name of the limited liability company formed hereby is Anagram Eden Prairie Property Holdings LLC.

                  SECOND: The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                  THIRD: The name and address of the registered agent for service of process on the Company in the State of Delaware is The Corporation Trust Company, The Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

                  FOURTH: The overall management and control of the business and affairs of the Company shall be vested in the member, or if more than one member, the members. If the Company shall have more than one member at any time or from time to time, all decisions with respect to the business and affairs of the Company shall require the unanimous consent of the members. The sole initial member of the Company shall be Amscan Holdings, Inc., a Delaware corporation ("Amscan"). Members of the Company shall also be any one or more persons who become a successor or additional member by the unanimous consent of the then existing members.

                  FIFTH: The business purposes for which the Company is formed (collectively, the "Purposes") are as follows:

                   (a) To own, occupy, manage, improve, lease, restructure and operate the parcels of land and the improvements thereon known as 7700 Anagram Drive, Eden Prairie, Minnesota and the easements appurtenant thereto (collectively, the "Property") and to conduct activities incidental thereto;

                   (b) To guarantee (any such guarantee, a "Permitted Guarantee") the indebtedness of Amscan (the "Indebtedness") to be evidenced by a certain Amended and Restated Revolving Loan Credit Agreement and a certain Amended and Restated Axel Credit

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Agreement, each to be entered into among Amscan, as Borrower, Goldman Sachs
Credit Partners, L.P., as Arranger and Syndication Agent (together with its successors, the "Collateral Agent"), Fleet National Bank, as Administrative Agent, and the Lenders to be listed therein (collectively and as may be amended, modified or supplemented from time to time, the "Credit Agreements"); and

                   (c) Subject to any limitations expressly set forth herein, to do all things necessary, suitable or proper under the Act for the accomplishment of, or in furtherance of, any of the Purposes set forth herein and to do every other act or acts incidental to, or arising from, or connected with, any of such Purposes;

PROVIDED, HOWEVER, that except as may be permitted by the Credit Agreements and the other documents and instruments evidencing or securing the Indebtedness, the Company shall be prohibited from (i) incurring indebtedness for borrowed money,
(ii) guaranteeing or otherwise obligating itself with respect to the indebtedness of any other person, (iii) holding out its credit as being available to satisfy the obligations of any other person, or (iv) otherwise entering into any loan or credit agreement, pledge or security agreement, mortgage or deed of trust, or other written agreement or instrument which evidences or secures indebtedness for borrowed money, except for a Permitted Guarantee, and neither the foregoing enumeration of the Purposes for which the Company is formed nor any other provision in this Certificate of Formation shall be construed to authorize the Company to do any such prohibited act or thing or enter into any such prohibited agreement.

                  SIXTH: The personal liability of the members of the Company is eliminated or limited to the fullest extent permitted by the provisions of
Section 18-108 of the Act, as the same may hereafter be amended and supplemented, and none of such members are to be liable in their capacity as members for any of the debts, obligations or liabilities of the Company.

                  SEVENTH: (a) For as long as a Permitted Guarantee remains outstanding and upon the written request of the Collateral Agent, the members shall appoint an Independent Manager designated by the Collateral Agent (the "Independent Manager"). To the fullest extent permitted by Section 18-1101(c) of the Act, the Independent Manager shall have no duty (fiduciary or otherwise) to consent or vote in favor of the institution of any proceedings, the filing of any petition, or the taking of any action, in each case concerning the matters more fully described in Paragraphs Eighth, Ninth and Tenth of this Certificate of Formation, or to take or omit to take any other action under this Certificate of Formation or to take any action that would result in an event of default under the Credit Agreements.

                   (b) No resignation or removal of the Independent Manager, and no appointment of a successor Independent Manager, shall be effective until the successor Independent Manager shall have accepted his, her or its appointment by a written instrument. All rights, power and authority of the Independent Manager shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Certificate of Formation.

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                   (c) The Independent Manager may resign and be discharged of this Certificate of Formation effective upon the appointment of a successor Independent Manager, upon not less than thirty (30) days' prior written notice to the members, and, if a Permitted Guarantee remains outstanding, the Collateral Agent. Upon receiving such notice of resignation, the members shall promptly appoint a successor Independent Manager acceptable to the Collateral Agent by written instrument or instruments delivered to such resigning Independent Manager and the successor Independent Manager. If no successor Independent Manager shall have been appointed within thirty (30) days after notice of such resignation has been delivered, the Independent Manager may apply to a court of competent jurisdiction for the appointment of a successor Independent Manager. Such court may thereupon, after such notice, if any, as it may deem proper, prescribe and appoint a successor Independent Manager.

                   (d) Any person into which the Independent Manager may be merged or with which it may be consolidated, or any person resulting from any merger or consolidation to which the Independent Manager shall be a party, or any person which succeeds to all or substantially all of the corporate trust business of the Independent Manager, shall be the successor Independent Manager under this Certificate of Formation without the execution, delivery or filing of any paper or instrument or further act to be done on the part of the parties hereto, notwithstanding anything to the contrary herein.

                  EIGHTH: (a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the written consent of each member, and for as long as a Permitted Guarantee remains outstanding, the written consent of the Independent Manager; or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

                   (b) The bankruptcy (as defined in Section 18-101(l) of the Act) of a member shall not cause such member to cease to be a member of the Company, and upon the occurrence of such an event, the business of the Company shall continue without dissolution.

                   (c) With the exception of any event set forth in this Paragraph Eighth, the Company shall not be dissolved by any other event or vote set forth in Section 18-801 of the Act.

                   (d) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

                  NINTH: The unanimous vote of the members shall be required, and for so long as a Permitted Guarantee remains outstanding, the consent of the Independent Manager shall be required, in order to take any of the following actions:

                  (a) cause the Company to become insolvent;

                  (b) commence any case, proceeding or other action on behalf of the Company under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors;

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                  (c) institute proceedings to have the Company adjudicated as bankrupt or insolvent;

                  (d) consent to the institution of bankruptcy or insolvency proceedings against the Company;

                  (e) file a petition or consent to a petition seeking reorganization, arrangement, adjustment, winding-up, dissolution, composition, liquidation or other relief on behalf of the Company of its debts under any federal or state law relating to bankruptcy;

                  (f) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for the Company or a substantial portion of the properties of the Company;

                  (g) make any assignment for the benefit of the Company's creditors; or

                  (h) take any action or cause the Company to take any action in furtherance of any of the foregoing.

                  TENTH: For so long as a Permitted Guarantee remains outstanding, the Company shall not be authorized to:

                  (a) amend this Certificate of Formation, except with the prior written consent of the Independent Manager;

                  (b) engage in any business activity not contemplated by the Purposes;

                  (c) dissolve, liquidate, consolidate, merge, or sell all or substantially all of its assets; or

                  (d) transfer its interest in the Property, or any portion thereof.

                  ELEVENTH: The Company shall:

                  (a) not commingle its assets with those of any other entity and shall hold its assets in its own name;

                  (b) conduct its own business in its own name;

                  (c) maintain bank accounts, books, records, accounts and financial statements separate from any other entity;

                  (d) maintain its books, records, resolutions and agreements as official records and separate from any other entity;

                  (e) pay its own liabilities out of its own funds;

                  (f) maintain adequate capital in light of contemplated business operations;

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                  (g) observe all formalities of a limited liability company organized under the Act;

                  (h) maintain an arm's length relationship with its affiliates;

                  (i) pay the salaries of its own employees, if any;

                  (j) not acquire obligations or securities of its partners, members or shareholders;

                  (k) allocate fairly and reasonably any overhead for shared office space;

                  (l) use separate stationary, invoices, and checks;

                  (m) hold itself out as a separate entity and correct any known misunderstanding regarding its separate identity; and

                  (n) not identify itself or any of its affiliates as a division or part of the other.

                  TWELFTH: (a) Except as limited by Subparagraph (a) of the Tenth Paragraph of this Certificate of Formation, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Formation, in the manner now or hereafter prescribed by statute, and all rights conferred upon members herein are granted subject to this reservation.

                  (b) If any of the provisions of this Certificate of Formation, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid, the remainder of this Certificate of Formation, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid, shall not be affected thereby, and every provision of this Certificate of Formation, shall be valid to the fullest extent permitted by law.









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                  THIRTEENTH: This Certificate of Formation contains the entire understanding between and among the members of the Company respecting the subject matter hereof, and shall further constitute the limited liability company agreement as contemplated by the provisions of Section 18-201 of the Delaware Limited Liability Company Act.

Signed on September 9, 1998, and
affirmed, under penalties of perjury.


                                      AMSCAN HOLDINGS, INC.,
                                      in its capacity as sole initial member of the Company


                                      By: /s/James M. Harrison
                                           Name:  James M. Harrison
                                           Title: President













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